Exhibit 99.1


                              NOTICE OF DISCLAIMER
                              --------------------

Attached is a document entitled "Employment and Retention Agreement" that Michael G. Harris, Citizens Communications Company's (the Company) Senior Vice President, Information and New Technology, claims is a valid and binding contract between himself and the Company, effective June 1, 2004. The Company, however, believes that no binding contract was ever formed and has so advised Mr. Harris. Although the Compensation Committee of the Company's Board of Directors considered whether to enter into employment and retention agreements with certain of the Company's senior executives as part of the recently-completed initiative to review strategic and financial alternatives, no such agreements were ever authorized or approved by the committee. Nevertheless, it appears that Mr. Harris and the Company's former Chairman and Chief Executive Officer, Leonard Tow, each signed the attached document, which is the basis for Mr. Harris' claim that a contract exists. The Company has advised Mr. Harris that because neither the Compensation Committee nor the full Board approved any contract, Mr. Tow had no authority to sign the attached document and thereby bind the Company to its terms. Because no valid contract was ever formed between the Company and Mr. Harris, the Company believes it is not legally bound to perform any of the obligations stated in the attached document.

                       EMPLOYMENT AND RETENTION AGREEMENT
                       ----------------------------------

     AGREEMENT made as of this 1st day of June 2004 (the "Effective Date") by and between CITIZENS COMMUNICATIONS COMPANY, a Delaware Corporation and whose address for the purposes of this Agreement is 3 High Ridge Park, Stamford, CT 06905 ("Citizens") and Michael G. Harris, an individual, whose address is 16 Gorge Lane, Pound Ridge, NY 10576 ("Executive").

                                    RECITALS
                                    --------

     A. Executive is currently employed by Citizens in the capacity of Chief Technology Officer.

     B. Executive and Citizens are mutually desirous of, among other things, providing for Executive's services for three years and making provision for special bonuses and severance payments to Executive as well as payments in the instance of Change in Control, as defined in Schedule B attached, all as set forth herein.

     NOW THEREFORE; it is agreed as follows:

          1. EMPLOYMENT:
             ----------

               Citizens employs Executive and Executive accepts such employment as Chief Technology Officer of Citizens and its subsidiaries responsible for all of its technological matters, reporting to and subject to the authority and direction of the Chief Executive of the ILEC Division of Citizens and reporting and subject also to the Board of Directors (the "Board") of Citizens.

          2. TERM: PLACE OF EMPLOYMENT:
             -------------------------

          (a) The term of this Agreement shall be three years commencing June 1, 2004 and terminating May 31, 2007 (the "Term") subject to prior termination as herein provided.

          (b) Executive shall render his services in Fairfield County, CT., provided Executive agrees to take such trips outside said area from time to time as shall be consistent with or reasonably necessary in connection with his duties.

          3. (a) Subject to Sections 9 and 10, as compensation for his services, Citizens shall pay Executive (i) a base salary ("Base Salary") at the rate of $225,000.00 per year for each year of the Term for each year for which Executive renders his services, subject to such withholdings required by applicable law, which shall be increased however for each of the second and third years of the Term (each an "Applicable Year") by the percentage increase in the Consumer Price Index prepared by the United States Labor Department for the United States as a whole for the last calendar month in each of the Applicable Years over the last calendar month in the immediately preceding year, plus (ii) a bonus for each full year of the term in an amount not less than $308,000.00, being the bonus paid to Executive under the Citizens Incentive Plan of Citizens for Executive's services in calendar year 2003 (the "Bonus").

          (b) As additional compensation, Citizens shall pay Executive, a bonus, denominated a Retention Bonus, in the sum of $56,250.00, being 25% of Executive's annual Base Salary, subject to such withholdings required by applicable law, within five business days, immediately succeeding the earliest to occur of the following: (i) December 31, 2004, (ii) the date on which Citizens, which is presently exploring strategic and financial alternatives has publicly announced that it has determined to accept a particular alternative, (iii) the date of termination of Executive's employment, (w) by reason of death, (x) by reason of "Permanent Incapacity" as defined in Schedule B attached, (y) by Citizens for other than "Good Cause", as defined in Schedule B attached and (z) by Executive for "Good Reason" as defined in Schedule B attached, or (iv) a Change in Control.

          (c) Nothing herein shall preclude or prevent the Board or the Compensation Committee of the Board in its sole discretion, and from time-to-time, granting additional bonuses to the Executive, which may take the form of cash bonuses, shares of stock, options to acquire shares of stock or other incentive or stock related awards.

          (d) All reasonable expenses incurred by Executive in the discharge and fulfillment of his duties will be reimbursed or paid by Citizens upon written substantiation by Executive. Executive shall be insured under such group life, medical, dental, major medical and disability insurance that Citizens maintains from time to time during the Term subject to the terms, provisions and conditions of such insurance.

          4. RESTRICTED STOCK GRANT:
             ----------------------

               Citizens confirms the prior grant and award to Executive of its Common Stock (the "Inducing Shares") under its 2000 Equity Incentive Plan (the "Plan") as follows:

                        a) 50,000 shares on March 11, 2004
                        b) 15,000 shares on March 11, 2004

          Pursuant to the Plan, there are restrictions on the sale or transferability of these shares which restrictions lapse cumulatively on one third of the shares awarded, each year over a three year period, commencing with the respective date of grant. Notwithstanding the foregoing, all restrictions on the sale or transferability as well as any and all other restrictions on the Inducing Shares, which have not previously lapsed, shall lapse and be of no further force and effect on the earliest to occur of the following: (a) termination of Executive's Employment (i) by reason of his death, (ii) by reason of his Permanent Incapacity, (iii) by Citizens for other than Good Cause, and (iv) by the Executive for Good Reason, or (b) a Change in Control. The Inducing Shares referenced in Item a) above were not certificated but issued in book-entry form. The Inducing Shares in Item b) above shall be treated similarly. A restricted stock agreement covering the Inducing Shares Referenced in Item a) above has heretofore been executed by Citizens and Executive. Simultaneous with the execution of this Agreement, Citizens and Executive shall execute a restricted stock agreement covering the Inducing Shares reference in Item b) above in the form of Schedule A annexed.

          5. EXCLUSIVITY:
             -----------

          (a) During the Term, Executive agrees to devote his services and his best energies and abilities, exclusively, to the business and activities of Citizens and its Subsidiaries, and not engage or have an interest in or perform services for any other business or entity of any kind or nature; provided, however, that nothing herein shall prevent Executive from investing in (but not rendering services to) other businesses which are not competitive in any manner with the business then being conducted by Citizens or any of it subsidiaries, or in investing in, but not rendering services to , other businesses which are competitive in any manner with the business then being conducted by Citizens provided in the latter instance that (i) the shares of such business are listed and traded over a national securities exchange, and (ii) Executive's stock interest or potential stock interest (based on grants, options, warrants, or other arrangements then in existence) in any such business which is so traded (together with any and all interest, actual and potential, of all members of Executive's immediate family) is not a controlling interest.

          (b) While employed by Citizens and for a period of one year after the termination of the Executive's employment for any reason other than termination by Citizens for other than Good Cause or by the Executive for Good Reason, the Executive shall not personally (and shall not personally cause others to) (i) take any action to solicit or divert any material business or customers away from Citizens, (ii) induce customers, potential customers, suppliers, agents or other persons under contract or otherwise associated or doing business with Citizens to terminate, reduce or alter any such association or business, or
          (iii) induce any person employed by Citizens to (x) terminate such employment arrangement, or (y) interfere with the customers or suppliers or otherwise with Citizens in any manner.

          6. UNIQUENESS:
             ----------

               Executive agrees that his services hereunder are special, unique and extraordinary and that in the event of any material breach or attempted material breach of this Agreement by Executive, Citizens will sustain substantial injury and damage, and Executive consents and agrees that, in the event of breach or attempted breach hereof, Citizens shall be entitled to injunctive relief against Executive or any third party to prevent any such breach, in addition to such other rights or remedies available to it.

          7. TRADE SECRETS:
             -------------

               Executive acknowledges that his employment hereunder will necessarily involve his understanding of and access to certain trade secrets, technical data, know-how and other confidential information pertaining to the businesses and activities of Citizens and its subsidiaries, which are special, valuable and unique assets of
          Citizens (such assets being referred to as "Trade Secrets"). Accordingly, Executive agrees that during the period of his employment and at all times thereafter, he will not disclose to any unauthorized third party and such Trade Secrets and will not (other than in connection with carrying out his duties) for any reason remove or retain without the express written consent of Citizens any figures or calculations, letters, papers, records, or other information of a type likely to be regarded as confidential. The provisions of this Section shall survive the expiration or the termination of this Agreement or the Executive's employment for any reason other than termination by Citizens for other than Good Cause or by the Executive for Good Reason.

          8. INVENTIONS; CREATIONS:
             ---------------------

               All right, title and interest of every kind and nature whatsoever in and to inventions, patents, trademarks, copyrights, films, scripts, ideas, creations, intellectual property and literary, intellectual and other properties furnished to Citizens or any of its subsidiaries and/or used in connection with any of the activities of Citizens or any of its subsidiaries, or with which Executive is connected or associated in connection with the performance of his services, shall as between the parties hereto be, become and remain the sole and exclusive property of Citizens or any of its subsidiaries, as the case may be, for any and all purposes and uses whatsoever, regardless of whether the same were invented, created, written, developed, furnished, produced or disclosed by Executive or by any other party, and Executive shall have no right, title or interest of any kind or nature therein or thereto, or in any results and proceeds there from. Executive agrees that both during and after the term hereof to execute any and all documents which Citizens may deem necessary or appropriate to effectuate the provisions of this Section and, further, that the provisions of this Section shall survive the expiration or the termination, for any reason, of this Agreement or Executive's employment.

          9. TERMINATION:
             -----------

               Executive's employment shall terminate on the first to occur of the following:

               a) Death of Executive.

               b) On not less than 15 days written notice to Executive in the instance of the Permanent Incapacity of Executive, in which event this Agreement shall terminate on the date set forth in said notice.

               c) On not less than 30 days written notice to Executive in the event of termination of Executive's employment by Citizens for Good Cause, in which event this Agreement shall terminate on the date set forth in said notice. The notice shall specify the acts or omissions constituting Good Cause. In the event such termination is based on the Executive's willful refusal without proper cause to perform his duties as delineated herein and within 30 days following the giving of said notice of termination Executive has taken reasonable efforts to perform such obligations, the notice of termination shall be of no force and effect. Executive shall have the right to contest or challenge any termination for Good Cause utilizing the arbitration process set forth in Section 17.

               d) On not less than 30 days written notice from Executive to Citizens in the event of termination of this agreement for Good Reason in which event Executive's employment shall terminate on the date set forth in said notice. The notice shall specify the acts constituting Good Reason. Provided however that if, within 30 days of the giving of such notice Citizens has taken reasonable steps to eliminate the acts or omissions constituting the alleged Good Reason the notice of termination shall be of no force and effect. Citizens shall have the right to contest or challenge any termination for "Good Reason" utilizing the arbitration process set forth in Section 17. A termination of Executive employment by Citizens without Good Cause shall be deemed to be equivalent to a termination by Executive for Good Reason.

               e) A Change In Control.

               10. CONSEQUENCES OF TERMINATION:
                   ---------------------------

                    (a)  Termination Under Section 9(a) or 9(b).
                         --------------------------------------

                         In  the  event  Executive's  employment  is  terminated
                    pursuant to either Section 9(a) or 9(b), Executive shall be entitled to receive and Citizens shall pay Executive the following:

                         (i) Payment of Base  Salary to the date of  termination
                    if not previously paid, plus the balance of payments of his Base Salary that would otherwise have become payable to Executive for the balance of the Term pursuant to the provisions of this Agreement based on the rate of Base Salary payable at the date of termination, but in no event shall this balance be less than an amount equal to Base Salary for a two year period.

                         (ii) a cash bonus for the year of  termination  being a
                    fraction of the bonus paid for the immediately preceding calendar year, (or the minimum amount referenced in Section 3(a)(ii) in the event termination occurred in the first year of the Term) the numerator of which is the number of days prior to termination in the year of termination and the denominator of which is 365, plus a cash bonus otherwise payable for the balance of the Term (the "Cash Bonus Balance") in the minimum amount referenced in Section 3(a)(ii), but in no event shall this Cash Bonus Balance be less than the minimum bonus payable under Section 3(a)(ii) for a two year period.

                         (iii) if not previously  paid, the Retention  Bonus, as
                    provided in Section 3(b).

                    All such  payments  shall be made  promptly  but in no event later than 10 business days immediately succeeding termination of employment and shall be subject to such withholdings required by applicable law.

               In addition, (x) all restrictions on all shares of Citizens Common Stock previously awarded to and then owned and held by Executive, other than Inducing Shares (which are provided for in
          Section 4) shall lapse on the date of termination, (y) all options to acquire shares of Citizens Common Stock (whether awarded pursuant to one of Citizens' plans or otherwise) which have not then vested, shall be deemed to vest on the date of termination, and, (z) for the two years immediately succeeding termination, Citizens at its sole cost shall provide Executive with a medical, dental, hospitalization and health plan and insurance having the same benefits and coverage with respect to dependents as are contained in the plan of Citizens available to Executive, including life insurance, immediately preceding termination.

                    (b)  Termination For Good Cause.
                         --------------------------

                         In the event the  Executive's  employment is terminated
                    for Good Cause under Section 9(C), Executive shall be entitled to the balance of his Base Salary to the end of the calendar year in which termination occurs and Bonus for such year, and to no other payment or benefit; the payment shall be paid within 20 business days immediately succeeding termination. Effective with such termination (i) all options to purchase shares of Citizens Common Stock heretofore granted to Executive and which have not then vested shall be and be deemed canceled, forfeited, null and void and of no force and effect, and (ii) all shares of the Common Stock of Citizens previously awarded to and then held by Executive, including the Inducing Shares on which restrictions shall not have then lapsed, shall be deemed canceled, forfeited and null and void and all certificates representing said shares shall forthwith be returned by Executive to Citizens for cancellation and any and all entries on the books and records of Citizens on which the issuing of said shares shall have been recorded, shall be deemed canceled and deleted, null and void and of no force and effect.

                    (c)  Termination For Good Reason and Change In Control.
                         -------------------------------------------------
                         In the event the  Executive's  employment is terminated
                    pursuant to Section 9(d) or 9(e) (including termination by Citizens other than for Good Cause) Citizens shall pay and provide Executive with all of the payments and benefits (including lapsing of restrictions of Citizens Common Stock and vesting of all options) provided in subsection (a) of this Section 10. All such payments shall be made promptly after but in no event later than 10 business days immediately succeeding termination of employment and shall be subject to such withholdings required by applicable law.

                    (d)  Mitigation.
                         ----------
                         In  the  event  of  the   termination   of  Executive's
                    employment under Section 9, Executive shall not be required to mitigate his damages hereunder and payments and benefits to be made in event of termination under said section shall not be limited or reduced by any amount Executive might earn or be able to earn from other employment or ventures, nor shall Executive be obligated to seek other employment or other opportunities.

               11.  PAYMENTS FOR STOCK AND OPTIONS:
                    ------------------------------

                    (a) In the event Executive's employment is terminated pursuant to Section (9a)(b) or (d), then Citizens shall pay Executive or his legal representatives for shares or restricted stock of Citizens then owned and held by Executive, including the Inducing Shares, at a price per share obtained by taking the average closing price of such shares over the New York Stock Exchange for the 14 consecutive trading days ending on the trading day immediately preceding the termination date (the "Market Price") and shall pay Executive for each of the options to acquire shares of Citizens then held by Executive as follows: (i) in the instance where the exercise price of options is greater than the Market Price of the shares underlying the Options at the date of termination of employment the value of the options pursuant to the Black-Scholes methodology of evaluating options historically utilized by Citizens in determining such value; or (ii) in the instance where the exercise price of options is less than the Market Price of the shares underlying the options at the date of termination of employment, the greater of (y) the differential between the Market Price and the Exercise Price of the Options and (z) the value of the options utilizing the Black-Scholes methodology described in (i) above. Said payments shall be made simultaneous with the payments under Section 10(a).

                    (b) In the event of termination of Executive's employment by reason of a Change in Control Citizens shall pay Executive for shares of restricted stock of Citizens, including the Inducing Shares, and options to acquire shares of Citizens previously awarded and then owned and held by Executive, in the same manner as set forth in subsection (a) of this
                    Section 11 except that the 14 consecutive day trading period in determining Market Price shall end on the day which is five business days prior to the Change in Control, and payment shall be made simultaneous with the Change in Control.

                    (c) Provided however, that notwithstanding the provisions of sub-sections (a) and (b), on written notice given to Citizens no later than five days immediately succeeding termination of employment, Executive or his legal representatives as the case may be, shall have the right to forego payment for said restricted shares including the Inducing Shares, and options in which event Citizens shall have no obligations of any kind to make payment to Executive or his legal representatives for said shares and options.

               12.  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY:
                    ------------------------------------------

                    (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Citizens or other benefits provided to Executive hereunder (including but not limited to acceleration of vesting of options, lapsing of restrictions on shares of restricted stock and medical, dental, hospitalization and health plan and insurance) to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 12) (a "Payment") would be subject to the excise tax imposed by
                    Section 4999 of the United States Internal Revenue code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all federal, state, and local taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payment.

                    (b)  All  determinations  required  to be  made  under  this
                    Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche (the "Accounting Firm") which shall provide detailed supporting calculations both to Citizens and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is required by Citizens (collectively, the "Determination"). All fees charged by the Accounting Firm for its services provided in connection with this Agreement shall be paid by Citizens. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint PriceWaterhouseCoopers or Ernst & Young, or their respective successors, to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon Citizens and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which should have been made were not made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event Executive thereafter is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Citizens to or for the benefit of the Executive.

               13.  INDEMNITY; DIRECTORS' INSURANCE.
                    -------------------------------

                    (a) Citizens agrees to and confirms its obligation, to indemnify Executive as an officer, director, employee and agent, and its related obligation to advance funds for expenses to the Executive as contained in Citizens'
                    certificate of incorporation, by-laws and any other instruments or provided for by law or otherwise. Such obligation shall be in scope the greatest of (i) the obligations existing as of the date hereof, (ii) the obligations as they may be amended or otherwise revised in the future, or (iii) the maximum protection available for officers and/or directors under applicable law. Citizens agrees that it will use its best efforts to the end that the By-laws and Certificate of Incorporation of Citizens shall not be amended to reduce any indemnity protection presently available to officers and/or directors.

                    (b) Citizens presently maintains Directors and Officers Insurance in limits of Fifty Million Dollars. Citizens agrees to maintain Directors' and Officers' Insurance (at a minimum in such limits) covering Citizens' obligation, among other things, to indemnify the Executive for loss, liability and expenses resulting from litigation relating to his activities as an officer, director, employee or agent of Citizens and/or any of its subsidiaries, on an "occurrence made" basis, and agrees further, following termination of employment under this Agreement, to maintain equivalent coverage for the Executive, for the maximum period of all applicable periods of limitation, (or as a named former officer and director) on a "claims made" basis for his activities during the Term while he was an officer or director of Citizens or any of its subsidiaries.

               14.  MERGER.
                    ------

                    (a) In the instance of a merger, consolidation or sale of assets which does not constitute a Change in Control, this Agreement shall not be terminated by any such merger or consolidation of Citizens whether Citizens is or is not the surviving or resulting corporation or as a result of any such sale or transfer of all or substantially all of the assets of Citizens. In the event of any such merger, consolidation or sale or transfer of assets, the provisions of this Agreement provided that concurrently with any merger, consolidation or sale or transfer of assets and as a condition thereof, Citizens will cause any successor or transferee, unconditionally, to assume, and such successor, transferee shall assume by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of Citizens hereunder. Failure of Citizens to obtain such assumption or such successor or transferee to execute such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from Citizens in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated by reason of a Change in Control (in the event such merger or consolidation does not constitute a Change In Control under the definition set forth in Schedule "B"), with payment to Executive to be made concurrently with any said merger, consolidation or transfer of assets and the fourteen day period referenced in Section 11(b) shall end on the fifth business day immediately preceding said merger, consolidation or transfer of assets.

                    (b) Without limitation, any dispute or controversy under this section shall be settled by arbitration pursuant to
                    Section 17 and all legal costs as well as other costs and expense of Executive in connection with such dispute or controversy shall be paid by Citizens as those costs and expenses and incurred.

               15.  DISPUTE; ASSIGNMENT.
                    -------------------

                    (a) In the event of a dispute between Citizens and the Executive in the instance of termination of Executive's employment for Good Cause or for Good Reason then until there is a determination pursuant to the arbitration process set forth in Section 17, the amounts that would otherwise have been paid to the Executive in the event there were Good Reason for the Executive to have terminated his employment or an absence of Good Cause as a predicate to Citizens terminating Executive's employment, shall be placed by Citizens in a separate fund awaiting the determination in the arbitration process and confirmation of the arbitration award. In the event the arbitrator finds a lack of Good Cause or a presence of Good Reason, the applicable payments by Citizens to Executive shall be made within five business days immediately succeeding a final confirmation of the award. Citizens shall pay Executive's legal fees and expenses in connection with the aforesaid arbitration, as same are incurred, regardless of the outcome thereof.

                    (b)  This   agreement   and  the   Executive's   rights  and
                         obligations may not be assigned or delegated by Executive; provided however that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representative, executors, administrators, successors, heirs, distributes, devises and legatees. In the event Executive shall die after the termination of his employment and while amounts are still payable to him by reason of his termination of employment, all such amounts, unless otherwise provided for herein, shall be paid to such person or persons appointed in writing by the Executive to receive such amounts, or if no such person is so appointed to the Executive's estate or legal representatives.

                    16.  RELEASE.
                         -------

                         In  exchange  for  the  consideration  provided  to the
                    Executive pursuant to this Agreement, the Executive, with the intention of binding himself and his heirs, executors, administrators, assigns and legal representatives, hereby releases and forever discharges Citizens and any subsidiary of Citizens, and all of its or their current, former and future officers, directors, shareholders, employees, attorneys, agents, predecessors, successors, assigns and legal representatives, and the pension and welfare benefit plans in which Citizens participates and their respective administrators, fiduciaries, trustees, and insurers, whether acting as agents for Citizens or in an individual capacity, from any and all claims, demands, causes of action and liabilities whatsoever, (other than a breach by Citizens of this Agreement), whether known or unknown, asserted or unasserted, whether based on tort, contract or any other legal or equitable theory, and whether for compensatory, punitive or other damages, remedies or relief, that the Executive ever had or now has by reason of any act, omission, transaction or occurrence, including those on or before the date of this Agreement, and including further without limitation, any and all such claims arising out of or in connection with Executive's employment with Citizens, other than a material breach of this Agreement by Citizens, or the termination of the Executive's employment, and any and all such claims under state, federal, municipal, statutory or common law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 1981, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the American with
                    Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Delaware Fair Employment Practices Act, the Connecticut Human Rights and Opportunities Law, the Connecticut Family and Medical Leave Law, the Connecticut Age Discrimination and Employee Insurance Benefits Law, the Connecticut Smokers' Rights Law, and the Connecticut Constitution, as such laws have been or may be amended.

               17.  ARBITRATION: EQUITABLE REMEDIES.
                    -------------------------------

                    (a) Subject to the provisions of subsection (b) of this section, any dispute or controversy under this agreement shall be settled exclusively by arbitration in Stamford, Connecticut by a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered confirming the arbitration award in any court having jurisdiction. Citizens shall pay and bear all legal and other costs and expenses, (including those of the Executive) arising in connection with any arbitration proceeding and subsequent confirmation pursuant to this Section. Executive's costs and expenses shall be paid by Citizens as same are incurred.

                    (b) Notwithstanding any provision herein to the contrary, the Executive acknowledges and agrees that Citizens' remedy at law for any breach of the covenants contained in Sections 6, 7 and 8 would be inadequate and that for any breach of such covenants Citizens, in addition to such other remedies as may be available to it at law or in equity or as provided for in this Agreement, shall be entitled to an injunction, restraining order, or other equitable relief, without the necessity or posting a bond, restraining the Executive from committing or continuing to commit any violation of such covenants. Any breach or alleged breach of such covenants shall not be subject to the arbitration process set forth in this Section 17.

               18.  MISCELLANEOUS.
                    -------------

                    (a)  Right to Accelerate.
                         -------------------
                         Without  limitation  of  any  rights  of  Executive  to
                    otherwise cause acceleration of any benefits or monies due or to become due to Executive, his legal representatives, in the event Citizens shall fail to make, when due, any payment referred to in this Agreement or shall refuse to make any such payment, Executive, at his option, may accelerate and declare due, payable and performable all payments, provisions or entitlement under this Agreement, provided, however, that such acceleration shall be effected only by written notice thereof given by Executive to Citizens specifying in detail the basis for acceleration, and shall be effective as of the date which is twenty (20) business day after the receipt of such notice by Citizens; provided further, however, that if within twenty (20) business days following the date of receipt of such notice Citizens shall make the payment in question or shall make provision therefore, the acceleration shall not be effective. Notwithstanding the foregoing, in the event of a dispute between Executive and Citizen relating to Executive's right to accelerate payment or Citizens' failure to make payment the_provisions of this Section 18(a) shall be subject to the provisions of Sections 15(a) and 17.

               (b)  Severability.
                    ------------

                         If for any reason any provision of this Agreement shall
                    be held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and all other such provisions shall to the full extent consistent with law continue in full force and effect so as to carry-out the intent of this Agreement. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held invalid, and the rest of such provision, together with all other provisions of this Agreement, shall likewise to the full extent consistent with the law continue in full force and effect so as to carry-out the intent of this Agreement. In the event of any aforesaid invalidity, the parties shall both endeavor and negotiate in good faith, to agree upon substitute valid provisions to effectuate the intent of the provisions held to be invalid in whole or in part.

               (c)  Headings.
                    --------

                         The  headings  of  Sections  are  included  solely  for
                    convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

               (d)  Governing Law.
                    -------------

                         Citizens  being a Delaware  corporation,  the validity,
                    interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware applicable to agreements made and fully to be performed therein, without any reference to any rules of conflicts of laws.

               (e)  Counterparts.
                    ------------

                         This   Agreement   may  be  executed  in  two  or  more
                    counterparts, and such counterparts when taken together shall constitute one executed instrument.

               (f)  Notice.
                    ------

                         All notices and other communications hereunder shall be
                    in  writing  and  shall be deemed  given (i) when  delivered personally, (ii) when transmitted by email or facsimile transmission to the e-mail address or facsimile number set forth below (during normal business hours of the recipient or the immediate succeeding business day), (iii) when mailed on the second business day immediately succeeding the mailing by registered or certified mail, (return receipt requested), postage prepaid, or (iv) when delivered by overnight courier such as Federal Express or UPS, on the day delivered, addressed to the parties at the following respective addresses (or at such other address or facsimile for a party as shall be specified by like notice, provided that notices of changes of address or facsimile shall be effective only upon receipt thereof);

                    (i) If to Citizens at

                           Three High Ridge Park
                           Stamford, CT  06905
                                        Attention: General Counsel
                                        ---------
                                        Facsimile #: (203) 614-4651

                                        With A Copy to:
                                        --------------
                                               David Kroenlein, Esquire
                                               WINSTON & STRAWN, LLP
                                               200 Park Avenue
                                               New York, NY  10166

                                                  Facsimile #: (212) 294-4700

                    (ii) If to Executive at:

                              16 Gorge Lane
                              Pound Ridge, NY 10576
                              Facsimile #:  (914) 764-0838

                    (g) No provision of this Agreement may be modified or waived unless such modification is agreed to in writing and signed by the Executive and by a duly authorized officer of Citizens, or such waiver is signed by the waiving party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or Citizens to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or Citizens may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision of or right provided for in this Agreement. The rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement or in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of Citizens. No agreement or representations, oral or otherwise, express or implied, with regard to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The word "including" shall be deemed to be immediately succeeded by the words "but not limited to".

IN WITNESS WHEREOF, Citizens has caused this Agreement to be executed by a duly authorized officer of Citizens and the Executive, both has executed this Agreement, as of the day first above written below.

CITIZENS COMMUNICATIONS COMPANY


By:  /s/ Leonard Tow
    ---------------------------------
       Its Chairman and CEO


     /s/ Michael G. Harris
---------------------------------------
         Michael G. Harris

                                   SCHEDULE A

                           RESTRICTED STOCK AGREEMENT

     This Agreement is made June 1, 2004 as of March 11, 2004 ("Date of Award") between Citizens Communications Company, a Delaware corporation (the "Company") and Michael G. Harris (the "Grantee"). In consideration of the agreements set forth below, the Company and the Grantee agree as follows:

     1. Grant: A restricted stock award ("Award") of 15,000 shares ("Award Shares") of the Company's common stock ("Common Stock"), is hereby granted by the Company to the Grantee subject to the following terms and conditions and to the provisions of the 2000 Equity Incentive Plan (the "Plan"), the terms of which are incorporated by reference herein.

     2.   Transfer  Restrictions:  None  of the  Award  Shares  shall  be  sold,
          assigned,   pledged   or   otherwise   transferred,   voluntarily   or
          involuntarily by the Grantee.

     3.   Release of Restrictions:

          (a) The restrictions set forth in Section 2 above shall lapse on one-third (1/3) of the Award Shares on May 31, 2005, one-third (1/3) of the Award Shares on May 31, 2006, and on the remaining one-third (1/3) on May 31, 2007.

          (b) The restrictions set forth in Section 2 above with respect to the Award Shares, to the extent they have not lapsed in accordance with subsection (a) of this Section 3, shall lapse on the first to occur of the following:

               (A) Termination of Grantee's employment pursuant to Grantee's employment agreement with the Company dated June 1, 2004 (the "Employment Agreement")

                    (i)    by reason of Grantee's death,
                    (ii)   by reason of Grantee's Permanent Incapacity
                    (iii)  by the Company for other than Good Cause
                    (iv)   by Grantee for Good Reason

               (B)  By reason of Change in Control

     All of said terms which are initial capitalized are defined in the Employment Agreement.

     4. Forfeiture: The Award Shares, with respect to which the restrictions have not been previously lapsed pursuant to Section 3, shall be forfeited to the Company upon the termination of Grantee's employment with the Company for Good Cause by the Company or for other than Good Reason by Grantee.

     5. Adjustment of Shares: Notwithstanding anything contained herein to the contrary, in the event of any change in the outstanding Common Stock resulting from a reorganization, merger, consolidation, split-up, spin-off, recapitalization, share split, reverse share split, share distribution, combination of shares, exchange of shares, or the payment of a share dividend (any such event being referred to herein as a "Corporate Event"), the Award Shares shall be treated in the same manner in any such transaction as other Common Stock. Any Common Stock or other securities received by the Grantee with respect to the Award Shares as a result of any Corporate Event shall be subject to the restrictions and conditions set forth herein. Any cash proceeds received with respect to the Award Shares as a result of any Corporate Event shall be accrued as a contingent cash obligation and shall be payable to the Grantee only upon the lapse of the restrictions herein in accordance with Section 3.

     6. Rights of Stockholder: The Grantee shall be entitled to all of the rights of a stockholder with respect to the Award Shares including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares shall be the same restrictions as the underlying shares. Said restrictions shall lapse at the same time as restrictions lapse on the underlying shares.

     7. Escrow of Share Certificates: Certificates for the Award Shares shall be issued in the Grantee's name and shall be held by the Company's transfer agent until all restrictions lapse or such shares are forfeited as provided herein. A certificate or certificates representing the Award Shares as to which restrictions have lapsed shall be delivered upon the Grantee's request upon such lapse.

     8. Government Regulations: Notwithstanding anything contained herein to the contrary, the Company's obligations to issue or deliver certificates evidencing the Award Shares shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

     9. Withholding Taxes: The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements. The Company may offer Grantee the right to have withholding requirements satisfied by the Company's withholding of shares upon the timely written election of Grantee to utilize shares for withholding tax purposes.

     10. Employment: Nothing in the Agreement shall confer upon Grantee any right to continue in the employ of the Company, nor shall it interfere in any way with the right of the Company to terminate Grantee's employment at any time.

     11. Plan: Grantee acknowledges receipt of a copy of the Plan, agrees to be bound by the terms and provisions of the Plan, and agrees to acknowledge, upon request of the Company, receipt of any prospectus or prospectus amendment provided to Grantee by the Company.

     12. Security Laws: Grantee agrees to comply with all applicable securities laws upon sales or disposition of shares acquired hereunder.

     13.  Notices: Notices to the Company shall be addressed to it at:

                   3 High Ridge Park
                   Stamford, Connecticut 06905

                            and to Grantee at:

                                    16 Gorge Lane
                                    Pound Ridge, NY 10576

                    Company or Grantee may from time to time designate in writing different addresses for receipt of notice. Notice shall be deemed given when properly addressed and sent first class or express mail.

     14. Governing Law: The terms of this Agreement shall be binding upon Company, Grantee and their respective successors and permitted assigns. This Agreement shall be performed under and determined in accordance with internal laws of the State of Connecticut.

     IN WITNESS WHEREOF, the Company has caused this Award to be granted on the date first above written.


/s/ L. Russell Mitten                          /s/ Michael G. Harris
-----------------------------------          -----------------------------
    L. Russell Mitten                              Michael G. Harris
    Citizens Communications Company

                                   SCHEDULE B

A.   "Change in Control" means
     -------------------------

     (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 33% or more of either (i) the then outstanding shares of common stock of Citizens (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of Citizens entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by Citizens, (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Citizens or any corporation controlled by Citizens, (C) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving Citizens, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Section shall be satisfied, or (D) any acquisition by the Executive or any group of persons including the Executive; and provided further that, for purposes of clause (A), if any Person (other than Citizens or any employee benefit plan (or related trust) sponsored or maintained by Citizens or any corporation controlled by Citizens) shall become the beneficial owner of 33% or more of the Outstanding Company Common Stock or 33% or more of the Outstanding Company Voting Securities by reason of an acquisition by Citizens and such Person shall, after such acquisition by Citizens, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Voting Securities, such beneficial ownership shall constitute a Change in Control.

     (2) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of Citizens subsequent to the date hereof whose election, or nomination for election by Citizens' stockholders, was approved by the vote of at least three-quarters (3/4) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Citizens in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of Citizens as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board.

     (3) Consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation,
(i) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior or such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than Citizens, any employee benefit plan (or related trust) sponsored or maintained by Citizens or the corporation resulting from such reorganization, merger or consolidation ( or any corporation controlled by Citizens), or any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly 33% or more of the then outstanding shares of common stock of such corporation or 33% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and
(iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

     (4) approval by the stockholders of Citizens of a plan of complete liquidation or dissolution of Citizens, or consummation of the sale or other disposition of all or substantially all of the assets of Citizens other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 50% of the then outstanding shares of common stock thereof and more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be,
(B) no Person (other than Citizens, any employee benefit plan (or related trust) sponsored or maintained by Citizens or such corporation (or any corporation controlled by Citizens), or any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of the then outstanding shares of Common stock thereof or 33% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

     (5) a person other than Citizens, an employee benefit plan (or related trust) sponsored or maintained by Citizens or any corporation controlled by Citizens or the Executive or any group of persons including the Executive, otherwise effectively controls the operation of Citizens, whether by control of the Board, by contract or otherwise.

     Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), and who in fact effects a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the date of a Change in Control shall mean the date immediately prior to the date of such termination of the Executive's employment.

B.   "Good Cause" means:
     ------------------

     (i) Chronic alcoholism or chronic drug addiction materially affecting Executive's performance, (ii) Executive's conviction of a felony involving moral turpitude, which through lapse of time or otherwise is not subject to appeal,
(iii) willful malfeasance by the Executive consisting of his refusal without proper cause to perform his duties (iv) a breach by Executive of the Agreement to which this Schedule B is attached or (v) Executive's deliberate, willful or gross misconduct with respect to Citizens.

C.  "Permanent Incapacity" means:
    ----------------------------

     the executive's absence from his duties with Citizens on a full-time basis for at least 180 consecutive days as a result of Executive incapacity due to mental or physical illness.

D.  "Good Reason" means:
    -------------------

     Without the Executive's consent, the occurrence of any of the following events:

     (1) (i) the assignment to the Executive on a permanent basis of duties materially inconsistent with the Executive's position, duties, responsibilities, or status with Citizens in accordance with this Agreement, (ii) a material, adverse and permanent change in the Executive's reporting responsibilities, titles, or offices with Citizens that is not in accordance with this Agreement, or (iii) any removal or involuntary termination of the Executive by Citizens otherwise than as permitted by a breach by Executive of the Agreement to which this Schedule B is attached (the "Agreement") provided, however, that notwithstanding anything in this paragraph (1) to the contrary, clauses (i) and
(ii) shall not be applicable to any occurrence that is solely attributable to the fact that Citizens is no longer a publicly traded entity;

     (2) a reduction by Citizens in the Executive's rate of annual Base Salary, as the same may be increased from time to time, or Citizens' failure to pay the Executive within 120 days following the end of any fiscal year the bonus referenced in Section 3(a) of the Agreement;

     (3) any requirement of Citizens that the Executive be permanently based other than in Fairfield County, Connecticut.

     (4) the failure of Citizens to (i) continue in effect any employee benefit plan or compensation plan in which the Executive is eligible to participates of the Effective date, unless the Executive is permitted to participate in other plans providing the Executive substantially comparable benefits, or the taking of any action by Citizens that would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such plan, (ii) provide the Executive and the Executive's dependents with medical, dental, and health care benefits in accordance with the plans, practices, programs and policies of Citizens as set forth in the Agreement to which this
Schedule is annexed, (iii) provide the Executive with paid vacation in accordance with the plans, policies, programs and practices of Citizens as in effect for the Executive as of the Effective date.